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                               THIRD AMENDMENT TO
                            BUDDHIST MEMORIAL COMPLEX
                          DEVELOPMENT AND USE AGREEMENT


         THIS THIRD AMENDMENT pertains to that certain BUDDHIST MEMORIAL COMPLEX DEVELOPMENT AND USE AGREEMENT (the "Agreement"), dated March 1, 1994, by and between Rose Hills Memorial Park Association, a California nonprofit mutual benefit corporation ("Association") and the International Buddhist Progress Society, a California nonprofit religious corporation ("Temple"), as amended by that certain First Amendment to the Agreement dated September 1, 1994, and by the Second Amendment to Agreement dated March 15, 1995.

                                    RECITALS

         Association has completed the preliminary design of the off-site and infra-structure improvements and has submitted the same to the County Planning Department ("County") for review. The County, in its response, has imposed requirements that were not contemplated by the parties at the time that the Agreement was negotiated. It is anticipated that the additional requirements imposed by the County will increase the costs of the off-site improvements and infra-structure. The parties desire to amend the Agreement in order to make provisions for the anticipated additional costs and/or time delays.

                                   AMENDMENTS

         1. Paragraph 3.1 of the Agreement is hereby amended to read in full as follows:

                  "3.1 Time and Efforts. Temple shall devote, and shall cause the Contractors to devote, such time, effort and skill to the Complex as may be necessary for the efficient and successful performance of the work. As expeditiously as possible, Temple shall cause construction of the Complex to be commenced, thereafter shall cause such construction to be diligently prosecuted to completion, and shall cause the same to be completed, within eighteen (18) months after the date of the completion of the finished lot by Association (as provided in paragraph 4.1) and the issuance of all required permits, but in no event later than three (3) years from the execution of this Third Amendment to the Agreement. Association shall promptly perform its obligations under this Agreement, as amended, so as not to prevent Temple's timely construction of the Complex."

         2. Paragraph 4.1. of the Agreement is hereby amended to read in full as follows:

                  "4.1 Condition of Site; Initial Site Improvements. Association shall deliver control of the-Site to Temple, prior to the commencement of the Work, in the condition as a "finished lot".

                  4.1.1 Finished Lot. The "finished lot" shall include without limitation, all required on-site and off-site improvements (see Exhibit "A" of this Third Amendment for location), such as paved access roads, water, sewer (by septic tank), electrical


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         power, telephone, gas, drainage improvements, landscape, street lights, curbs and gutters, and rough grading, so as to permit the construction of the Complex by Temple without further material site improvements.

                  4.1.2 Association Access Road. Association shall be responsible, at its sole costs and expense, for the preparation of the engineering and for the construction of all infra-structures associated with the forty-two (42) foot wide access road (the "Association access road"), and other improvements described in paragraph 4.1.1, from the starting point (near Mariposa Terrace) to the proposed entry gate of the Buddhist Memorial Complex, as more particularly shown in Exhibit "A" attached to this Third Amendment.

                  4.1.3 Remaining Site Improvement Costs. Temple shall pay (or on demand reimburse Association for) the costs of the remaining site improvements contemplated by paragraph 4.1, including the twenty-six
         (26) foot wide access road from the proposed entry gate of the Buddhist Memorial Complex to the Phase I and II sites (the "Temple access road), and the other improvements within the Site described in paragraph 4.1.1 above, up to a maximum amount of six hundred fifty thousand dollars ($650,000.00) (see Exhibit "B" of this Third Amendment for estimated cost breakdown).

                  4.1.4 Cost Overruns. In the event that the actual construction costs for the improvements described in paragraph 4.1.3 above exceed the sum of six hundred fifty thousand dollars $650,000.00), the excess amount shall be shared equally by Association and Temple. However, Association's share of the excess amount shall not exceed the sum of five hundred thousand dollars ($500,000.00), regardless of the total overrun amount.

                  4.1.5 Payment of Remaining Site Improvement Costs. No payment shall be required from Temple until such time as all required permits for the construction of the Complex have been issued. Thereafter, payment shall be made by Temple on a progress basis as the work specified in paragraph 4.1.3 is performed. Temple shall advance the entire of the construction costs, including Association's share of the costs overruns. Association shall reimburse Temple for Association's share of the cost overruns on or prior to the earlier date of (a) Temple's exercise of its option to purchase the Adjacent Site (paragraph 9.1 of Agreement), or (b) prior to the seventh (7th) anniversary date of the original Agreement (March 1, 2001). Temple may offset the option price against any unpaid cost overruns due from Association. Temple may also offset the ten percent (10%) of gross revenue payments provided for in paragraph 4.7.2(a) of the Agreement against any unpaid costs overruns due from Association, commencing with the first sale of niches by Temple and continuing until Temple has been fully compensated for the cost overruns due from Association.

                  4.1.6 Discretion for Temple to Cancel. In the event that the estimated amount of the cost overruns described in paragraph 4.1.4 exceeds one million dollars ($1,000,000.00), Temple shall have the right, within a period of ten (10) business days



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         following the date of receipt of the final costs estimates, to cancel the Agreement in its entirety, and receive a refund of all amounts advanced to Association pursuant to the terms of the Agreement":

         3. Paragraph 4.7.3 of the Agreement is hereby amended to read in full as follows:

                  "4.7.3 Restoration Costs. Temple shall deposit money in an Association Trust Account for each stage of development of the Complex sufficient to provide reasonable funds for restoring the Site to "finished lot" status, as provided in Exhibit "F" attached to the Agreement. All funds deposited shall be released back to Temple upon the completion of the construction. However, if at the time a deposit is due Association is indebted to Temple as a result of cost overruns pursuant to paragraph 4.1.4 of this Third Amendment, the deposit need not be made, and instead, if the restoration costs are actually incurred by Association, Association may offset the amount against its indebtedness due to Temple".

         4. This Third Amendment supersedes the Second Amendment to Agreement dated March 15, 1995, and replaces the Second Amendment in its entirety to the same extent as if the Second Amendment had never been executed.

         5. Except as herein expressly amended, the Agreement and the First Amendment to the Agreement dated September 1, 1994, shall remain in full force and effect.

         IN WITNESS WHEREOF the parties have executed this Third Amendment as of the 15th day of May, 1995.




INTERNATIONAL BUDDHIST                     ROSE HILLS MEMORIAL PARK
  PROGRESS SOCIETY, a California             ASSOCIATION, a California nonprofit
   nonprofit corporation                     mutual benefit corporation



By:                                        By:
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Its:                                       Its:
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